Exhibit 99.1

ConocoPhillips Reports First-Quarter 2013 Results; Growth Plans on Track

HOUSTON--(BUSINESS WIRE)--April 25, 2013--ConocoPhillips (NYSE: COP) today reported first-quarter 2013 earnings of $2.1 billion, or $1.73 per share, compared with first-quarter 2012 earnings of $2.9 billion, or $2.27 per share. First-quarter 2012 reported earnings included $0.7 billion from downstream operations prior to the separation of Phillips 66 on April 30, 2012.

Excluding special items, first-quarter 2013 adjusted earnings were $1.8 billion, or $1.42 per share, compared with first-quarter 2012 adjusted earnings of $1.8 billion, or $1.38 per share. Special items for the current quarter primarily related to asset sales and discontinued operations.

Following previous announcements to dispose of the company’s interests in Kashagan and the Algeria and Nigeria businesses, the associated earnings and production impacts for these assets have been reported as discontinued operations. This decreased adjusted earnings for first-quarter 2013 by $62 million, or $0.05 per share.

Highlights

  First-quarter total production of 1,596 MBOED, including continuing operations of 1,555 MBOED and discontinued operations of 41 MBOED.
  Eagle Ford, Bakken and Permian combined production up 42 percent compared to first-quarter 2012.
  Oil sands production averaged 109 MBOED, up 30 percent compared to first-quarter 2012.
  Major projects on schedule for fourth-quarter startup.
  First sale of oil from deepwater Gumusut Field.
  Coronado and Shenandoah discoveries in the deepwater Gulf of Mexico.
  Continued building deepwater Gulf of Mexico exploration portfolio.
  Entered Colombia to explore La Luna Shale.
  Completed sale of Cedar Creek Anticline properties for $1 billion.

“We are off to a strong start to the year, highlighted by the announcement of two significant oil discoveries in the deepwater Gulf of Mexico,” said Ryan Lance, chairman and chief executive officer. “Our base business is operating to plan, our development programs and major projects are performing as expected and we are on track to deliver production and margin improvements this year. We remain committed to our goal of 3 to 5 percent volume and margin growth, with a compelling dividend.”

Operations Update

Lower 48 and Latin America – First-quarter production was 475 thousand barrels of oil equivalent per day (MBOED), an increase of 24 MBOED compared to the same period in 2012. Growth continues from liquids-rich plays in the Eagle Ford, Bakken and Permian, which delivered 182 MBOED for the quarter, a 42 percent increase compared to the first quarter of 2012. The current quarter was unfavorably impacted by weather-related downtime in San Juan. The divestiture of the Cedar Creek Anticline properties for $1 billion was completed in March 2013.

Canada – Quarterly production increased by 17 MBOED over the same period in 2012, to 283 MBOED. The company’s oil sands programs continue to perform strongly, with production averaging 109 MBOED for the quarter. Oil sands expansion projects continued on schedule during the quarter.

Canada reported results for the quarter included $224 million for a favorable tax resolution on a prior asset disposition.

The production mix in the Lower 48 and Canada continues to shift from natural gas to liquids. For the quarter, total liquids production increased by 19 percent compared to the same period in 2012, resulting in the liquids percentage of production increasing from 45 percent to 51 percent in these two segments.

Alaska – First-quarter production was 218 MBOED, down 18 MBOED compared to the same period in 2012, primarily reflecting normal field decline. Following the recent passage of new tax legislation, ConocoPhillips has announced plans to pursue new work on the North Slope including bringing an additional rig into Kuparuk this spring.

Asia Pacific and Middle East – Quarterly production was 318 MBOED, up 15 MBOED compared to the first quarter of 2012. In China, production growth continued with further wells online at Panyu and normal production operations at the Peng Lai 19-3 Field. In Malaysia, the first cargo was sold from the Gumusut early production system. Construction of the floating production and storage (FPS) system continued on track with sail away from the fabrication yard planned for May 2013. Development also continued at Siakap North-Petai (SNP). Startup is expected late-2013 from both SNP and the Gumusut FPS.

Europe – Production for the quarter was 207 MBOED, down 64 MBOED compared to the same period a year ago, reflecting the impact of normal field decline, downtime primarily in the East Irish Sea, and prior-year dispositions. In the North Sea, preparations are underway for major turnarounds over the second and third quarters of 2013 for maintenance and major project tie-ins at J-Area and Greater Ekofisk. Development continued at Jasmine with the installation of the topside facilities. Fabrication of the Ekofisk South topside and accommodation facilities is expected to be completed in the second quarter of 2013.

Other International – Production from continuing operations was 54 MBOED in the first quarter, which was flat compared to the same period in 2012. Operations related to Kashagan, Algeria and Nigeria have been reported as discontinued operations.

Unconventional exploration – First-quarter North American activity focused on drilling in the Niobrara and Permian Basin Wolfcamp plays in the Lower 48 as well as logging and coring two vertical wells in the Canol Shale in Canada. ConocoPhillips expects to drill its first exploration well in Colombia’s La Luna Shale in the second quarter of 2013, following a farm-in agreement executed during the current quarter. The company also reached agreement with PetroChina to farm-out a 20 percent interest in the Browse Basin and 29 percent interest in the Canning Basin in Western Australia and establish a joint study agreement for unconventional resource development in the Neijiang-Dazu block in China’s Sichuan Basin. This follows a previously announced joint study agreement with Sinopec for the Qijiang block in the same basin.

Conventional exploration – The company announced two significant oil discoveries in the deepwater Gulf of Mexico during the quarter. The Shenandoah well encountered more than 1,000 feet of net pay and the Coronado well encountered more than 400 feet of net pay. ConocoPhillips was the high bidder on 30 blocks in the March central area lease sale, which is expected to add 172 thousand acres to the company’s growing deepwater Gulf of Mexico position. Drilling commenced at the Ardennes prospect, and will continue with the ConocoPhillips-operated Thorn prospect and partner-operated appraisal wells at Tiber and Coronado, which are expected to spud in the second quarter. In Australia’s Browse Basin, the Zephyros-1 well results were as expected and the Proteus-1 well was spud in March. The company recently announced 2014 drilling plans in Alaska’s Chukchi Sea are on hold due to regulatory uncertainties.

First-Quarter Review – Continuing Operations

Production from continuing operations for the first quarter of 2013 was 1,555 MBOED, compared with 1,581 MBOED for the first quarter of 2012. Adjusted for 2012 completed dispositions, production grew by 19 MBOED compared to first-quarter 2012. This increase was primarily due to new production from development programs, major projects and production from normal operations in China and Libya, offset by normal field decline and downtime.

The company’s total realized price fell to $68.57 per barrel of oil equivalent (BOE), compared to $70.78 per BOE in the first quarter of 2012. Realized crude oil prices decreased to $105.97 per barrel, compared with $111.88 per barrel for the first quarter of 2012. Realized natural gas liquids prices decreased by 22 percent to $42.95 per barrel, compared with $55.03 per barrel for the first quarter of 2012. Realized natural gas prices increased to $5.84 per thousand cubic feet (MCF), compared with $5.61 per MCF for the first quarter of 2012. Realized bitumen prices decreased by 35 percent to $39.23 per barrel, compared with $60.66 per barrel for the first quarter of 2012.

For the quarter, cash provided by continuing operating activities was $4.6 billion. Excluding a $1.0 billion favorable impact from changes in working capital, ConocoPhillips generated $3.6 billion in cash from operations. The company also received $1.1 billion in proceeds from asset dispositions, funded a $3.6 billion capital program and paid dividends of $0.8 billion.

As of March 31, 2013, ConocoPhillips had debt of $21.7 billion and the debt-to-capital ratio was 31 percent. The company had $5.4 billion of cash and cash equivalents.

Outlook

Consistent with prior guidance, second-quarter 2013 production from continuing operations is expected to be 1,440 to 1,470 MBOED, reflecting previously announced planned downtime and turnaround activity. Production from discontinued operations is expected to be approximately 40 MBOED for the second quarter of 2013. Full-year 2013 production from continuing operations is expected to be 1,485 to 1,520 MBOED.

The company has announced plans to dispose of its interests in Kashagan and its Algeria and Nigeria businesses. These transactions are expected to close in 2013, generating expected proceeds of approximately $8.5 billion.

ConocoPhillips will host a conference call today at 1:00 p.m. EDT, to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call and view related presentation materials, go to www.conocophillips.com/investor. For detailed supplemental information, go to www.conocophillips.com/investor/earnings.

ConocoPhillips will hold its 2013 Annual Meeting of Stockholders on Tuesday, May 14 at 10:00 a.m. EDT. To access a live webcast and learn more about the meeting, go to www.conocophillips.com/annualmeeting. An archived replay will be available shortly after the meeting.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 30 countries, $57 billion in annualized revenue, $118 billion of total assets, and approximately 17,100 employees as of March 31, 2013. Production from continuing operations averaged 1,555 MBOED for the three months ended March 31, 2013, and proved reserves were 8.6 billion BOE as of Dec. 31, 2012. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	1Q
	2013	2012
Earnings	$2,139	2,937
Adjustments:
Impairments	-	520
Net (gain)/loss on asset sales	(279)	(937)
Tax loss carryforward realization	21	-
Separation costs	-	33
Discontinued operations - Phillips 66	-	(712)
Discontinued operations - Other [1]	(129)	(62)
Adjusted earnings	$1,752	1,779
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$1.73	2.27

Adjusted earnings per share of common stock (dollars)	$1.42	1.38

Reconciliation of Operating Results for Discontinued Operations — Other International
$ Millions	1Q
	2013	2012

Income from discontinued operations	$129	776
Less: Discontinued operations - Phillips 66	-	712
Discontinued operations - Other International	129	64
Less: Kashagan impairment	67	-
Operating results for Discontinued operations - Other International	$62	64

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com